UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2011

COMSTOCK MINING INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-32429 (Commission File Number)	65-0955118 (I.R.S. Employer Identification Number)

1200 American Flat Road, Virginia City, Nevada 89440
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code:  775-847-5272

Not Applicable
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a)   Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On April 13, 2011, the Audit and Finance Committee of the Board of Directors of Comstock Mining Inc. (the “Company”), after discussion with management, concluded that the previously issued condensed consolidated financial statements contained in the Company’s Quarterly Report on Form 10-Q for the three and nine-month periods ended September 30, 2010 (the “Third Quarter 10-Q”), should no longer be relied upon because of errors in those condensed consolidated financial statements, and that the Company would restate the condensed consolidated financial statements (the “Restated Third Quarter Financial Statements”) contained in the Third Quarter 10-Q.

Subsequent to the issuance of the Third Quarter 10-Q, the Company identified an error in the calculation of the fair value of derivative liabilities associated with the embedded conversion features of various convertible debentures the Company exchanged for permanent equity in October 2010.  The correction resulted in an additional non-cash expense for the three months and nine months ended September 30, 2010 of approximately $11.4 million.  In addition, $3,064,533 of defaulted convertible debentures were misclassified as long-term debt payable instead of current liabilities.

In connection with the Restated Third Quarter Financial Statements, the Company’s Chief Executive Officer and President re-evaluated, with the participation of the remainder of management, the effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting, and concluded that the Company did not maintain effective monitoring controls over the calculation of complex accounting transactions.

Since identification of the error described above, management has been actively engaged in the planning for, and implementation of, remediation efforts. During the quarter ended March 31, 2011, the Company implemented a more formalized process for reviewing complex transactions and validating the accuracy of related calculations.  This process includes use of external resources when deemed necessary.

The Company has discussed the matters disclosed in this Form 8-K with its current independent registered public accounting firm, Deloitte & Touche LLP, and its predecessor independent registered public accounting firm, Jewett, Schwartz, Wolfe & Associates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMSTOCK MINING INC.

Date: April 13, 2011	By:	/s/ Corrado F. De Gasperis
Corrado F. De Gasperis
Chief Executive Officer and President